Exhibit 99.1

August 14, 2023

Encision Reports Second Quarter Fiscal Year 2024 Results

Boulder, Colorado, August 14, 2023 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2024 second quarter that ended September 30, 2023.

The Company posted quarterly product net revenue of $1.75 million and service net revenue of $74 thousand, or total net revenue of $1.83 million for a quarterly net loss of $7 thousand, or $0.00 per diluted share. These results compare to product net revenue of $1.70 million and no service net revenue, or total net revenue of $1.70 million for a quarterly net loss of $279 thousand, or $(0.02) per diluted share, in the year-ago quarter. Gross margin on product net revenue was 47% in the fiscal 2024 second quarter and 49% in the fiscal 2023 second quarter.

The Company posted six months product net revenue of $3.37 million and service net revenue of $114 thousand, or total net revenue of $3.48 million for a six months net loss of $148 thousand, or $(0.01) per diluted share. These results compare to product net revenue of $3.40 million and service net revenue of $459 thousand, or total net revenue of $3.86 million for a six months net loss of $15 thousand, or $0.00 per diluted share, in the year-ago six months. Gross margin on product net revenue was 50% in the fiscal 2024 six months and 49% in the fiscal 2023 six months.

“The fiscal 2024 second quarter presented significant challenges for Encision and for the medical device market in general,” said Gregory Trudel, President and CEO of Encision Inc. “The demand for surgical procedures was diminished during the pandemic period and its rebound has been a slow process. The market has seen a number of positive indicators for an increase in demand and Encision continues to drive toward them. The service revenue that we were able to drive in the previous year was very helpful and we are working to recreate that revenue stream with new partners and opportunities to collaborate on our foundational technologies.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Product revenue	$1,752	$1,704	$3,366	$3,400
Service revenue	74	—	114	459
Total revenue	1,826	1,704	3,480	3,859

Product cost of revenue	927	872	1,697	1,743
Service cost of revenue	37	—	58	—
Total cost of revenue	964	872	1,755	1,743

Gross profit	862	832	1,725	2,116
Operating expenses:
Sales and marketing	389	490	823	993
General and administrative	366	397	755	742
Research and development	101	223	269	393
Total operating expenses	856	1,110	1,847	2,128
Operating income (loss)	6	(278)	(122)	(12)
Interest expense and other income, net	(13)	(1)	(26)	(3)
(Loss) before provision for income taxes	(7)	(279)	(148)	(15)
Provision for income taxes	—	—	—	—
Net (loss)	$(7)	$(279)	$(148)	$(15)
Net (loss) per share—basic and diluted	$0.00	$(0.02)	$(0.01)	$0.00
Weighted average shares—basic and diluted	11,770	11,752	11,770	11,735

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2023	March 31, 2023
ASSETS
Cash	$306	$189
Accounts receivable	1,025	921
Inventories, net	1,642	1,899
Prepaid expenses	53	116
Total current assets	3,026	3,125
Equipment, net	272	303
Right of use asset	1,169	496
Patents, net	167	163
Other assets	55	47
Total assets	$4,689	$4,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$300	$253
Secured notes	44	44
Line of credit	339	177
Accrued compensation	167	218
Other accrued liabilities	41	85
Accrued lease liability	273	354
Total current liabilities	1,164	1,131
Secured notes	256	268
Accrued lease liability	896	240
Total liabilities	2,316	1,639
Common stock and additional paid-in capital	24,374	24,348
Accumulated (deficit)	(22,001)	(21,853)
Total shareholders’ equity	2,373	2,495
Total liabilities and shareholders’ equity	$4,689	$4,134

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Six Months Ended
	September 30, 2023	September 30, 2022
Operating activities:
Net (loss)	$(148)	$(15)
Adjustments to reconcile net (loss) to cash (used in) operating activities:
Depreciation and amortization	44	41
Share-based compensation expense	26	25
Provision for inventory obsolescence, net	64	29
Changes in operating assets and liabilities:
Right of use asset, net	(97)	(19)
Accounts receivable	(104)	33
Inventories	193	(303)
Prepaid expenses and other assets	55	50
Accounts payable	47	(143)
Accrued compensation and other accrued liabilities	(83)	(36)
Net cash (used in) operating activities	(3)	(338)

Investing activities:
Acquisition of property and equipment	—	(191)
Patent costs	(17)	(10)
Net cash (used in) investing activities	(17)	(201)

Financing activities:
Net proceeds from options exercised	—	16
Borrowings from secured notes	137	110
Net cash provided by financing activities	137	126

Net increase (decrease) in cash	117	$(413)
Cash, beginning of period	189	$950
Cash, end of period	$306	$537